Exhibit 99.1

INTERLEUKIN GENETICS ANNOUNCES CONVERSION OF

$2.04 MILLION OF DEBT INTO COMMON STOCK

WALTHAM, MA. - December 19, 2007 — Interleukin Genetics, Inc. (AMEX:ILI) announced today that Alticor Inc., through its subsidiary Pyxis Innovations Inc., has converted a total of $2,039,680 of debt into shares of the Company’s common stock.  The converted debt represents principal and accrued interest from Promissory Notes issued from October 2002 through January 2003 which were to mature on December 31, 2007.  Under the terms of the Promissory Notes, the conversion price of $0.6392 resulted in the Company’s issuance of 3,190,987 shares of common stock.  Pyxis has previously agreed not to sell these shares prior to August 17, 2008.

 “Interleukin Genetics remains at the forefront of delivering consumers genetics-focused personalized healthcare,” said James Weaver, Vice President at Alticor. “Today’s announcement is further demonstration of our belief in the company’s growth opportunities and our continued support as a strategic partner.” Mr. Weaver is also Chairman of the Board of Interleukin.

“We appreciate the confidence this transaction shows in Interleukin’s business plan and our path forward,” stated Thomas Curran, interim Chief Executive Officer of Interleukin Genetics.  “This is another important commitment for Interleukin as we continue to leverage our science and capabilities building our twenty year history of leadership in the genetic testing and personalized healthcare sectors.”

About Interleukin

Interleukin Genetics, Inc. (AMEX: ILI) is a genetics-focused personalized health company that develops preventive consumer products and genetic tests for sale to the emerging personalized health market.  Focused on the future of health and medicine, Interleukin uses its leading genetics research and scientific capabilities to develop and test innovative preventive and therapeutic products.  Interleukin currently offers an array of Nutraceuticals and OTCeuticals®, including Ginkoba®, Ginsana® and Venastat® which are sold at the nation’s largest food, drug and mass retailers, and has commercialized genetic tests for periodontal disease risk assessment, cardiovascular risk assessment, and general nutrition assessment. Interleukin is headquartered in Waltham, MA. For more information about Interleukin and its ongoing programs, please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements including statements regarding our growth opportunities and our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of our products, the risk of technology and product obsolescence, delays in product development, the performance of our commercial partners, the availability of adequate capital, the actions of our competitors and other competitive risks, and those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2006 as amended, filed with the Securities and Exchange Commission, our quarterly reports on Form 10-Q and other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.